Exhibit 10.3

LIT/CPPT LEHIGH VENTURE LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF OCTOBER 18, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF DEFINED TERMS

Additional Capital	1, 8
Adjusted Capital Account Deficit	1
Administrative Member	1
Affiliate	2
Agreement	2
Altus Appraisal	2, 26
Annual Budget	2
Available Cash Flow	2
Book Value	2
Business Day	2
Capital Account	2
Capital Contribution	2
Capital Contribution Quotient	2
Cash Needs	3
Certificate	3
Code	3
Company	1, 3
control	2
Covered Person	3
CPPT	1
Credit Enhancement	11
Crow	2
Default Amount	3, 9
Default Member	3, 9
Default Notice	3, 9
Delaware Act	3
Depreciation	3
Distribution Percentages	4
Effective Date	1
Fiscal Year	4, 19
Forced Sale Notice	4, 26
Governmental Entity	4
Improvements	4
Initial Capital Contributions	8
Lehigh	1
Lion	1
Liquidating Trustee	4, 27
LIT	4
Loan Documents	4
Lock-Out Date	4
Major Decisions	14
Member	1, 4
Member Minimum Gain	4

Member Nonrecourse Debt	4
Member Nonrecourse Deductions	4
Members	1
Membership Interest	4
Minimum Gain	5
Net Loss	5
Net Profit	5
Non-Defaulting Member	9
Nonrecourse Deductions	5
Non-Triggering Member	5, 26
Owner	5, 2
Percentage Interest	6
Permitted Transferee	6, 25
Person	6
Priority Preference Amount	6
Project	1
Project Loan	6
Purchase Agreement	1
Regulatory Allocations	6, 17
REIT	6
Sales Price	6, 26
Subsidiary	6
Taxable Year	6
Transfer	6
Treasury Regulations	6
Triggering Member	26
Undistributed Capital	6
Undistributed Priority Capital	7

v

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIT/CPPT LEHIGH VENTURE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of LIT/CPPT LEHIGH VENTURE LLC (the “Company”) is made and entered into as of October 18, 2012 (the “Effective Date”), by and between LIT Industrial Limited Partnership, a Delaware limited partnership (“Lion”) and  CPPT LEHIGH LLC, a Delaware limited liability company (“CPPT”).  Lion and CPPT are sometimes hereinafter referred to collectively as the “Members” and individually as a “Member.”

BACKGROUND:

A.            Pursuant to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the Effective Date, between Lehigh Valley South Industrial, LLC (“Lehigh”) and the Company, the Company is acquiring a project known as Lehigh Valley South, a 315,000 square foot industrial building located in Lehigh Valley, Pennsylvania (the “Project”).

B.            The Capital Contributions funded by CPPT and Lion, respectively, in connection with (i) the Company’s acquisition of the Project, (ii) pay-off of the existing mortgage indebtedness of the Project and (iii) payment of state transfer taxes and other closing costs are identified on Schedule I to the Agreement.

C.            Lion and CPPT are forming the Company to acquire and hold the Project.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1          Definitions.  Unless the context otherwise requires, the terms defined in this Article 1 shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Capital” has the meaning set forth in Section 4.2(a).

“Adjusted Capital Account Deficit” means with respect to any Member’s Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero.  For this purpose, such Member’s Capital Account balance shall be:  reduced for any items described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5), and (6); and increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or §1.704-2(g)(1) and §1.704-2(i) (relating to minimum gain).

“Administrative Member” means LIT Industrial Limited Partnership and any permitted successor as Administrative Member.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Altus Appraisal” has the meaning set forth in Section 11.4(a).

“Annual Budget” means the annual budget of the Company prepared in accordance with Section 8.7 for each Fiscal Year.  The Annual Budget shall consist of:

(a)           an “operating budget” for the Company for the Fiscal Year in question, which shall include a forecast of income and budgeted expenses and cash flow (prepared on a cash basis) to be derived from or to be paid with respect to the operations of the Company for the applicable Fiscal Year; and

(b)           an “annual business plan” for  the Company for the Fiscal Year in question, which shall include projected dates for significant capital expenditures, a narrative description of a proposed operating plan for the Company for the applicable Fiscal Year, a list and description of any material events that may impact (either favorably or unfavorably) the operations of the Company, the proforma leasing guidelines for the Project and such other information that the Members determine is relevant and material to the operations of the Company.

“Available Cash Flow” means, for any period, the excess of (a) all cash from whatever source (including cash flow derived from operations, cash flow from the sale of the Project and Capital Contributions) received by the Company over (b) all cash expenses paid by the Company.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation §§1.704-1(b)(2)(iv)(d) through (g).

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which commercial banks in the State of Texas are authorized or required by law to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.6.

“Capital Contribution” means any contribution by a Member to the capital of the Company, including Lion’s deemed contribution of its interest in the Project as described in the Background section.

“Capital Contribution Quotient” means the quotient obtained by dividing (a) the aggregate Capital Contributions actually made by the Default Member to the Company by (b) the amount determined in the preceding clause (a) plus 150% of the aggregate Default Amounts of the Default Member funded by the Non-Defaulting Member as to which the Non-Defaulting Member did not elect to increase its Undistributed Priority Capital.

“Cash Needs” means (a) all expenditures or reimbursements contemplated by or required by the Annual Business Plan, and (b) funds necessary for the payment by the Company of property taxes, special taxes, assessments, utilities, insurance costs, and similar types of operating costs and expenses the payment of which cannot be deferred by the Company without adverse consequences to the Company or the Members.

“Certificate” means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Company” means LIT/CPPT Lehigh Venture, LLC, a Delaware limited liability company.

“Covered Person” means a Member, any Affiliate of a Member, any officer, director, shareholder, partner, employee, representative or agent of a Member, or their respective Affiliates, or any employee of the Company or its Subsidiaries.

“CPPT Parent” means Clarion Partners Property Trust, Inc., a Maryland corporation.

“Default Amount” has the meaning set forth in Section 4.3(a).

“Default Contribution” has the meaning set forth in Section 4.3(a).

“Default Member” has the meaning set forth in Section 4.3(a).

“Default Notice” has the meaning set forth in Section 4.3(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18 101 et seq. and any successor statute, as amended from time to time.

“Depreciation” means for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year (as a result of the revaluation of such asset or its contribution to the Company by a Member), Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided that if the beginning adjusted tax basis is zero, Depreciation for such Taxable Year shall be determined with reference to such beginning Book Value using any reasonable method selected by the Administrative Member; and provided further that

Depreciation for any property as to which the Company uses the “remedial allocation method” shall be computed in accordance with Treasury Regulation §1.704-3(d)(2).

“Distribution Percentages” shall mean, with respect to a Member, the percentage of Available Cash Flow distributable to such Member pursuant to Section 7.4(d).  Lion’s Distribution Percentage will be 50% and CPPT’s Distribution Percentage will be 50%, subject to adjustment as provided in Section 4.3.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Forced Sale Notice” has the meaning set forth in Section 11.4(a).

“Governmental Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Improvements” means the building and the related on and off-site improvements constructed as part of the Project.

“Liquidating Trustee” has the meaning set forth in Section 12.4.

“LIT” means Lion Industrial Trust, a Maryland real estate investment trust.

“Loan Documents” means all note(s), mortgage(s), loan agreement(s) and other documents that shall be executed and delivered by the Owner to a lender in connection with the Project Loan.

“Lock-Out Date” means April 1, 2013.

“Member” means CPPT or Lion, as the context may require.

“Member Minimum Gain” means an amount determined by computing, with respect to each Member Nonrecourse Debt, the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation §1.704-2(i)(3).

“Member Nonrecourse Debt” means nonrecourse Company debt for which one or more Members bears an economic risk of loss, determined in accordance with Treasury Regulation §1.704-2(b)(4).

“Member Nonrecourse Deductions” mean, for each Taxable Year, the Company deductions which are attributable to Member Nonrecourse Debt and are characterized as “partner nonrecourse deductions” under Treasury Regulation §1.704-2(i)(1).

“Membership Interest” means a Member’s interest in the Company including such Member’s share of the profits and losses of the Company and such Member’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Delaware Act.

“Minimum Gain” means an amount determined by computing, with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) the Company property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.  Such amount shall be determined in a manner consistent with Treasury Regulation §1.704-2(d).

“Net Profit” or “Net Loss” means for each Taxable Year (or other period) the Company’s net taxable income or loss for that Taxable Year (or other period) computed for federal income tax purposes (including all items of Company income, gain, loss or deduction regardless of whether such items are required to be separately stated under Section 702(a) of the Code), with the following adjustments:

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in determining Net Profit or Net Loss shall be added to such Net Profit or Net Loss;

Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such Net Profit or Net Loss;

In any case where, in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(e) or (f), Company property is revalued on the books of the Company to reflect its fair market value, the amount of such upward or downward adjustment (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such property for purposes of computing Net Profit or Net Loss;

Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value; and

In lieu of the depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, Depreciation shall be taken into account in computing Net Profit or Net Loss.

“Nonrecourse Deductions” mean, for each Taxable Year, the Company deductions that are characterized as “nonrecourse deductions” under Treasury Regulation §1.704-2(b)(1).

“Non-Triggering Member” has the meaning set forth in Section 11.4(a).

“Owner” means the subsidiary (whether one or more) of the Company that owns the Project.

“Percentage Interest” means the Membership Interest of a Member, expressed as a percentage of one hundred percent.  CPPT’s Percentage Interest will be 50% and Lion’s Percentage Interest will be 50%.

“Permitted Transferee” has the meaning set forth in Section 11.1.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Priority Preference Amount” means, with respect to each Member, an aggregate amount computed like interest at a rate equal to 15% per annum, compounded annually, on the outstanding balance from time to time during the applicable period of such Member’s Undistributed Priority Capital.

“Project Loan” means the loan obtained by the Company with respect to the Project and any extension or refinancing of such loan.

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code.

“Regulatory Allocations” has the meaning set forth in Section 7.2(g).

“Responsible Member” has the meaning set forth in Section 4.7(b).

“Sales Price” has the meaning set forth in Section 11.4(a).

“Subsidiary” means a wholly owned subsidiary of the Company, formed as a limited liability company or such other type of business entity as the Members may determine.

“Taxable Year” means the Company’s taxable year for federal income tax purposes determined pursuant to Section 706(b) of the Code and Section 9.3 of this Agreement.

“Transfer” has the meaning set forth in Section 11.1.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Member” has the meaning set forth in Section 11.4(a).

“Undistributed Capital” means, with respect to each Member, the amount in a special recordkeeping account maintained by the Company for such Member equal to:  (a) any Capital Contributions made (or deemed made) by such Member (or by a predecessor in interest to such Member, to the extent applicable) to the Company on or after the Effective Date pursuant to Section 4.1, Section 4.2 and Section 4.3(a) (but only to the extent the Member does not elect to treat a Capital Contribution pursuant to Section 4.3(a) as Undistributed Priority Capital); reduced (but not below zero) by (b) the cash distributions made to such Member pursuant to Section 7.4(c).

“Undistributed Priority Capital” means, with respect to each Member, the amount in a special recordkeeping account maintained by the Company for such Member equal to:  (a) the amount of any additional Capital Contribution made by such Member pursuant to Section 4.3(a) which such Member elected (or was deemed to have elected) to treat as Undistributed Priority Capital; reduced by (but not below zero) (b) the cash distributions made to such Member pursuant to Section 7.4(b).

1.2          Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.  All references to Articles and Sections refer to articles and Sections of this Agreement (unless the context otherwise requires), and all references to Exhibits and Schedules are to Exhibits and Schedules, respectively, attached hereto (unless the context otherwise requires), each of which is made a part hereof for all purposes.

ARTICLE 2
CONTINUATION; TERM

2.1          Continuation.  The Company was organized as a Delaware limited liability company by the filing on September 25, 2012 of a Certificate with the Office of the Secretary of State of the State of Delaware under and pursuant to the Delaware Act.

2.2          Name.  The business and affairs of the Company shall be conducted under the name “LIT/CPPT Lehigh Venture, LLC” or such other name or names as the Company shall adopt for such purpose.  The Administrative Member, in its sole discretion, may change the name of the Company at any time and from time to time upon prior written notice to CPPT.

2.3          Term.  The term of the Company commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of Delaware and shall continue indefinitely unless the Company is dissolved in accordance with the provisions of Section 12.5.

2.4          Registered Office; Registered Agent.  The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Administrative Member may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Administrative Member may designate from time to time in the manner provided by law.

2.5          Principal Office; Other Office.  The principal place of business and office of the Company shall be located at the offices of the Administrative Member, 2650 Cedar Springs Road, Suite 850, Dallas Texas 75201, or such other place of business and office as the Administrative Member may designate.

2.6          Qualification in Other Jurisdictions.  The Administrative Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.

2.7          No State-Law Partnership.  The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, and this Agreement shall not be construed to the contrary.  The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.8          Limited Liability Company Agreement.  The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act.  Each Member acknowledges that, during the term of this Agreement, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement.

ARTICLE 3
PURPOSE AND POWERS OF THE COMPANY

3.1          Purpose.  The primary purpose of the Company is to own and operate the Project and engage in other activities incidental to such ownership and operations.  The Company may engage in any and all activities as may be necessary, incidental or convenient to such primary purpose, but otherwise shall not engage in any other business or activity.

3.2          Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1.

ARTICLE 4
CAPITAL CONTRIBUTIONS, LOANS AND
CREDIT ENHANCEMENT OBLIGATIONS

4.1          Initial Capital Contributions.  As of the Effective Date, and as part of the acquisition of the Project by the Company from Lehigh, Lion will be deemed to have contributed to the Company Lion’s 50% beneficial ownership in the Project.  For Capital Account and Initial Capital Contribution purposes, the Members acknowledge and agree that the aforementioned contribution by Lion to the Company shall be valued at, and Lion’s Capital Account shall be credited in exchange therefor, the amount of $9,921,202.56.  As of the Effective Date, and after giving effect to the deemed contribution by Lion and the initial cash payments made by the Members set forth on Schedule I, the Members have made Capital Contributions to the Company (collectively, “Initial Capital Contributions”) as more particularly set forth on Schedule I attached to this Agreement.

4.2          Additional Capital Contributions.

(a)           In addition to the Capital Contributions made by the members pursuant to Section 4.1, the Members shall contribute capital (the “Additional Capital”) to the Company, pro rata to their respective Percentage Interests as provided in this Section 4.2.  The Administrative Member may call for contribution of Additional Capital (i) for Capital Contributions approved by the Members pursuant to Section 6.1(c) and (ii) when and as required to satisfy the Cash Needs of the Company or any Subsidiary.  If Administrative Member fails to request a contribution of Additional Capital within 5 days of CPPT’s written request to do so, CPPT may call for contribution of Additional Capital in the amount previously approved by the Members or in an amount necessary to satisfy the anticipated Cash Needs of the Company for the next 60-day period, whichever is applicable.  In addition, either Member may call for contribution of Additional Capital pursuant to Section 4.7(b) or (c), and certain contributions of Additional Capital shall be deemed to have been made as provided in Section 4.7(b) and (c).

(b)           Any call for Additional Capital must be in writing, specifying the aggregate amount of Additional Capital called for contribution, the purpose for which such Additional Capital is being called and the date by which the Additional Capital is to be contributed to the Company (which date shall be not less than fifteen (15) days from the date such capital call is given to the Members).

4.3          Failure to Make Capital Contributions.

(a)           If any Member fails to make a contribution of Additional Capital required pursuant to Section 4.2 on or prior to the contribution date specified in the applicable contribution notice, then a Member may send an additional notice (the “Default Notice”) to the Member failing to make such Capital Contribution, notifying the non-contributing Member of its failure to make such Capital Contribution, the amount to be contributed, the date such Capital Contribution was due, and requesting that such Capital Contribution be made immediately.  If a Member fails to make such Capital Contribution within five Business Days after receiving such a Default Notice, then the Member failing to make such Capital Contribution shall be considered to have committed a default, and such Member shall be subject to the provisions of this Section 4.3(a) (such Member is referred to as the “Default Member” and the amount that such Member failed to contribute is referred to as the “Default Amount”) and the Member other than the Default Member (the “Non-Defaulting Member”) shall have the right to contribute an amount to the Company equal to the Default Amount and the Members acknowledge and agree that any such contribution (a “Default Contribution”) made by a Non-Defaulting Member on behalf of a Default Member shall be deemed to be an additional Capital Contribution made by such Non-Defaulting Member to the Company and upon making any such Default Contribution the Non-Defaulting Member may elect by notice to the Company to either (i) increase the Undistributed Priority Capital of the Non-Defaulting Member by the amount of the Default Contribution made by the Non-Defaulting Member, or (ii) adjust the Distribution Percentages of the Members pursuant to Section 4.3(b).  If the Non-Defaulting Member does not give notice to the Company electing either option at the time the Non-Defaulting Member makes such Default Contribution, the Non-Defaulting Member shall be deemed to have elected to increase the Undistributed Priority Capital of the Non-Defaulting Member by the amount of such Default Contribution.

(b)           If the Non-Defaulting Member elects to adjust the Distribution Percentages of the Non-Defaulting Member and of the Default Member as provided in Section 4.3(a), effective as of the date the Default Contribution is made by the Non-Defaulting Member, the Distribution Percentage of the Default Member will be reduced to equal the percentage obtained by multiplying the Capital Contribution Quotient of the Default Member by the Default Member’s Distribution Percentage, and the Non-Defaulting Member’s Distribution Percentage

shall be increased by the amount of the reduction of the Default Member’s Distribution Percentage.

4.4          Return of Contributions.  A Member shall not be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.  A Member shall not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.5          Capital Contributions and Loans Generally.  Except to the extent otherwise expressly provided in this Agreement or by law:

(a)           no Member shall be obligated to contribute capital or make loans to the Company;

(b)           no Member may withdraw any part of its capital from the Company;

(c)           loans by a Member to the Company shall not be considered a Capital Contribution, shall not increase the Capital Account of the lending Member, and shall not result in the adjustment of any Member’s Membership Interest in the Company, and the repayment of such loans by the Company shall not decrease the Capital Account of the Member making the loans;

(d)           no interest shall be paid on any capital contributed to the Company by any Member; and

(e)           under any circumstances requiring a return of all or any portion of a Capital Contribution, no Member shall have the right to receive property other than cash.

4.6          Capital Account.  A Capital Account shall be established and maintained for each Member on the books and records of the Company in accordance with this Section 4.6.

(a)           Each Member’s Capital Account shall be:

(i)            increased by (A) the amount of money contributed by that Member to the Company, (B) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation §1.704-1(b)(4)(i), and

(ii)           decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code; and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in

Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding items described in clause (ii)(C) above and loss or deduction described in Treasury Regulation §1.704-1(b)(4)(i) or §1.704-1(b)(4)(iii).

(b)           Each Member’s Capital Account also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation §1.704-1(b)(2)(iv)(g).

(c)           On the transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(l).

4.7          Credit Enhancement.

(a)           If a Project Loan approved by the Members contemplates credit support by the Members, then Lion (or another credit-worthy Affiliate) and CPPT (or another credit-worthy Affiliate) will each provide a guaranty of non-recourse carve-outs and/or an environmental indemnity (the “Credit Enhancement”), all in form reasonably satisfactory to Lion and CPPT.  Lion and CPPT shall not be obligated to provide any repayment guaranty of any such Project Loan in the absence of the mutual agreement of Lion and CPPT to do so.  In the event that Lion and CPPT do elect to provide any such repayment guaranty in connection with any Project Loan, the amount of such repayment guaranty shall be maintained until the Project is sold or such Project Loan is refinanced.  Neither Lion nor CPPT shall be required to increase any such repayment guaranty in order to maintain or refinance any Project Loan on its original terms.  Any Credit Enhancement provided by Lion or CPPT under this Section 4.7(a) shall be for the benefit of the lender or lenders providing the Project Loan, not the Company.

(b)           If any Member (the “Responsible Member”) (or an Affiliate of the Responsible Member) (i) breaches any financial covenant, (ii) breaches any restriction imposed by the terms of the Project Loan on transfer of direct or indirect interest in the Company, (iii) breaches any “bad-boy” covenant under a non-recourse carve-out agreement provided in connection with a guaranty or indemnity for a Project Loan, or (iv) is responsible for any other liability to the lender providing the Project Loan arising from the gross negligence, willful misconduct or breach of this Agreement by the Responsible Member (or its Affiliate), such Responsible Member will be solely responsible for curing the breach and/or absorbing all costs due to the liability without expense to the Company, applicable Subsidiary or other Member, and any amounts paid by such Responsible Member with respect to such breach or liability shall not be treated as a Capital Contribution by such Responsible Member.  In the event that the other Member (or its Affiliate) is required to make any Credit Enhancement payment as a result of such breach or liability, all of such amounts shall be treated as a Default Contribution by such other Member.

(c)           Subject to the terms of Section 4.7(b), if demand is made for payment under any guaranty or indemnity provided by CPPT or Lion (or their respective Affiliates) to a

Company lender pursuant to Section 4.7(a), then upon demand by CPPT or LIT, as applicable, the Members shall contribute to the Company, pro rata to their Percentage Interests, such sums as may be required for the applicable Subsidiary to pay or perform the guaranteed or indemnified obligation or, in the event the obligation has been paid pursuant to the Credit Enhancement, to reimburse to party making such payment pursuant to the Credit Enhancement.  Except as provided in Section 4.7(b), any payment pursuant to the Credit Enhancement shall be deemed to be a Capital Contribution by the Member making (or whose Affiliate makes) such payment, provided that a Member shall not receive Capital Contribution credit both for making and contributing for the reimbursement of the same payment by such Member or its Affiliate.

ARTICLE 5
MEMBERS

5.1          Limited Authority.  Except as provided in this Agreement, no Member shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

5.2          Reimbursements.  The Company shall reimburse any Member for all ordinary and necessary out-of-pocket expenses incurred by such Member on behalf of the Company.  The Administrative Member’s determination, with the consent of the other Member, of which expenses may be reimbursed to a Member and the amount of such expenses shall be conclusive.  Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

5.3          Liability to Third Parties.  Except for (and to the extent of) any Credit Enhancement provided by a Member (or its Affiliate) to a Company lender, no Member shall be liable for any debt, obligation or liability of the Company.

5.4          Member’s Membership Interest.  A Member’s Membership Interest shall for all purposes be personal property.  No Member has any interest in any specific Company property.

ARTICLE 6
MANAGEMENT

6.1          Management.

(a)           Management by the Administrative Member.  The Administrative Member shall manage the investments, business and day-to-day affairs of the Company, subject, however, to the provisions of Section 6.1(c) with respect to Major Decisions, and any other provisions of this Agreement establishing restrictions, limitations or requirements on the investments, business and day-to-day affairs of the Company.  The Administrative Member shall manage the investments, business and day-to-day affairs of the Company in accordance with the Annual Budget adopted pursuant to (and in accordance with) Section 8.7 and 6.1(c)(i).  Any action taken by the Administrative Member in accordance with the terms of this Agreement shall constitute the act of and serve to bind the Company.  The Administrative Member shall not delegate any of its rights or powers to manage and control the business affairs of the Company without the prior written consent of the Members

(b)           Specific Authority of Administrative Member.  Subject to the restrictions set forth herein, Administrative Member shall have, and is hereby granted, full and complete power, authority, and discretion to take such action for and on behalf of the Company, and in its name, as Administrative Member deems necessary or appropriate to carry out the purposes for which the Company was organized.  Without limiting the generality of the foregoing, but subject to the other restrictions contained herein, Administrative Member shall have full and complete power, authority, and discretion, on such terms and conditions as the Administrative Member shall deem appropriate, to:

(i)            acquire, hold, and maintain the Investment and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Investment, (provided that Administrative Member may not sell, transfer, pledge or dispose of the Investment without first obtaining CPPT’s written consent);

(ii)           open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(iii)          hire for usual and customary payments and expenses consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;

(iv)          directly or indirectly, operate any business normal or customary in connection with the ownership of the Investment;

(v)           collect all income accruing to the Company and pay all costs and expenses of the Company, whether capital or otherwise;

(vi)          pay any debts and other obligations of the Company;

(vii)         pay all taxes, assessments, rents and other impositions applicable to the assets of the Company and undertake when appropriate and necessary any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;

(viii)        procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risk as is deemed reasonably necessary or appropriate by Administrative Member;

(ix)          enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Company, and do or perform all such things as may be necessary or advisable in furtherance of the Company’s powers, objects or purposes or to the conduct of the Company’s activities;

(x)           act as the “tax matters partner” under the Code and in any similar capacity under state, local or foreign law; and

(xi)          make, at the request of a Member, any and all elections for Federal, state, local and foreign tax matters, including any election to adjust the basis of

Company property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law.

(c)           Limitations on Power and Authority of Administrative Member; Major Decisions.

Except as otherwise specifically provided herein, no action shall be taken, sum expended or obligation incurred by the Administrative Member (in connection with the Company’s business) or the Company to effectuate the matters described below (the “Major Decisions”) unless it has been approved by all of the Members:

(i)            approve the Annual Budget or any sale, transfer, exchange, mortgage, financing, hypothecation or encumbrance of all or any part of the Company’s assets, or any lease of all or substantially all of the Project; provided, however, that the Administrative Member may, in each case to the extent included in the Annual Budget, as the case may be,  make incidental sales, exchanges, conveyances or transfers of Company personalty or fixtures in the ordinary course of business;

(ii)           (A) determination of major accounting policies, including selection of accounting methods and making various decisions regarding treatment and allocation of transactions for federal and state income, franchise or other tax purposes, (B) determination of the terms and conditions of all Company borrowings and the identity of the lender thereof, and (C) making of any expenditure or incurrence of any obligation by or for the Company, other than expenditures set forth in the Annual Budget; provided, however, that if emergency repairs to the Project are necessary to avoid imminent danger of injury to the Project or to an individual or to prevent a violation of applicable law, the Administrative Member may make such expenditures as may be necessary to alleviate such situation and shall promptly notify the Members of the event giving rise to such repairs and the actions taken with respect thereto;

(iii)          approval of any lease covering any portion of the Project or any amendment to any such lease whose terms do not conform in all material respects to the leasing parameters approved in the Annual Budget;

(iv)          approval of: replacements of any property manager; zoning changes, reciprocal operating agreements, cross-easement agreements and similar agreements; the amount of reserves for capital improvements, replacements and purchases to the extent not addressed by the Annual Budget; modifications of any of the foregoing; provided, however, that the Administrative Member may, to the extent included in the Annual Budget, (A) authorize and execute, in the ordinary course of business and on usual and customary terms in the industry, maintenance and service contracts for the Project , which are terminable without penalty to the Company or its Members, on not greater than 30 days’ notice, and (B) approve in the ordinary course of business and on usual and customary terms in the industry on-site personnel, leasing agents, property maintenance contractors, technical advisors, and similar service providers engaged by the property manager;

(v)           taking of any legal action, except initiating action to collect rentals and other amounts payable to the Company under leases and other occupancy agreements affecting the Project or to dispossess any occupant who is in default in its obligations to the Company and defending against tenant claims and liability claims for which the Company maintains insurance;

(vi)          filing of any petition or consenting to the filing of any petition which would subject the Company to a Bankruptcy;

(vii)         selection of accountants;

(viii)        entering into any agreement with any Member or any Affiliate thereof;

(ix)          making any distributions of Available Cash Flow by the Company or deciding the amounts that should be distributed, provided that the Administrative Member shall have the authority to and shall distribute Available Cash Flow on a monthly basis to the extent contemplated by the Annual Budget;

(x)           making any decisions regarding any environmental matter relating to the Project and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

(xi)          causing the Company to dissolve, terminate or liquidate, merge or consolidate with or into any Person, (regardless of whether the Company is the surviving entity), convert into any other form of entity or to enter into any agreement to do so;

(xii)         guaranteeing the indebtedness of, or making loans to, any Person;

(xiii)        taking any act in contravention of this Agreement or which would make it impossible to carry on the business of the Company;

(xiv)        confessing any judgment against the Company; and

(xv)         making an investment in any Person other than the Company or the Owner.

6.2          [Reserved.]

6.3          Meetings of Members; Voting.

(a)           Regular Meetings.  The Members shall hold annual meetings after the Administrative Member submits an Annual Business Plan to the Members for their review.  The Members shall discuss the Project and discuss such other matters regarding Company business as the Members may elect.

(b)           Special Meetings.  Special meetings of the Members may be called by any Member at any time by delivering at least 5 Business Days’ prior notice thereof to each other Member to discuss such matters regarding Company business as the Members may elect.  Meetings of Members may be held by telephone.

(c)           Action at Meetings.  Notwithstanding that a meeting may have been validly called in accordance with this Section 6.3, no action may be approved at any such meeting without the approval of all Members, regardless of whether all Members are present.

ARTICLE 7
ALLOCATIONS AND DISTRIBUTIONS

7.1          Allocations.  After giving effect to the Regulatory Allocations set forth in Section 7.2, Net Profit or Net Loss (and to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profit and Net Loss) for each Taxable Year (or other applicable period) shall be allocated among the Members during such Taxable Year (or other applicable period), in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all Regulatory Allocations and all distributions through the end of such Taxable Year (or other applicable period)) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Taxable Year (or other applicable period) were sold for cash equal to their Book Value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Section 7.4 minus (b) such Member’s share of Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

7.2          Regulatory Allocations.  Notwithstanding anything to the contrary in this Article 7, the following provisions shall be given effect prior to any allocations of Net Profit or Net Loss set forth in Section 7.1:

(a)           If an allocation of Net Loss would cause a Member to have an Adjusted Capital Account Deficit, such Net Loss shall instead be allocated (i) first, to Members with positive balances in their Capital Accounts (as adjusted in accordance with the definition of Adjusted Capital Account Deficit), in proportion to and to the extent thereof, and (ii) thereafter, among the Members in accordance with their respective Percentage Interests.

(b)           All Nonrecourse Deductions for each Taxable Year shall be allocated to the Members in accordance with their Percentage Interests.

(c)           All Member Nonrecourse Deductions for each Taxable Year shall be allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt giving rise to such deductions, in accordance with Treasury Regulation §1.704-2(i)(1).

(d)           Any Member who unexpectedly receives an adjustment, allocation or distribution described in clauses (4), (5) or (6) of Treasury Regulation §1.704-1(b)(2)(ii)(d) that produces a deficit in its Capital Account shall, to the extent required by the Treasury Regulations, be allocated items of income and gain in the amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible.  This Section 7.2(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulation §1.704-1(b)(2)(ii)(d)(3), and shall be interpreted consistently therewith.

(e)           If there is a net decrease in Minimum Gain during a Taxable Year, then before any other allocation is made for such year, the Members shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions necessary to satisfy the requirements of a “minimum gain chargeback” under Treasury Regulation §1.704-2(f).

(f)            If there is a net decrease in Member Minimum Gain during a Taxable Year, then before any other allocation is made for such year, the Members shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions necessary to satisfy the requirements of a partner nonrecourse debt minimum gain chargeback under Treasury Regulation §1.704-2(i)(4).

(g)           The allocations set forth in this Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations promulgated under Section 704(b) of the Code and are intended to be read consistently therewith. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.2.  Therefore, notwithstanding any other provision of this Section 7.2(g) (other than the Regulatory Allocations), Administrative Member shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Member would have had if the Regulatory Allocations were not part of this Agreement.  In exercising its discretion under this Section 7.2, Administrative Member shall take into account future Regulatory Allocations under this Section 7.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under this Section 7.2.

7.3          Tax Allocations.

(a)           Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.  If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.

(b)           Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members in accordance with their respective Percentage Interests.

(c)           Allocations pursuant to this Section 7.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any

Member’s Capital Account or share of profits, losses, distributions or other Company items pursuant to any provision of this Agreement.

7.4          Distributions.  Administrative Member shall distribute the Available Cash Flow in the amounts and on the dates contemplated by the Annual Budget (or as otherwise approved by the Members) in the following order of priority:

(a)           first, to each Member pro rata, in proportion to each such Member’s accrued and unpaid Priority Preference Amounts, in an amount up to the accrued and unpaid Priority Preference Amount of each such Member;

(b)           next, to each Member pro rata, in proportion to each such Member’s Undistributed Priority Capital, in an amount up to the Undistributed Priority Capital of each such Member;

(c)           next, to each Member pro rata, in proportion to each such Member’s Undistributed Capital, in an amount up to the Undistributed Capital of each such Member; and

(d)           thereafter, to the Members pro rata, in proportion to their Distribution Percentages.

7.5          Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Interest in the Company if such distribution would violate Section 18 607 of the Delaware Act or other applicable law.

7.6          Withholding.

(a)           If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal and state withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses).  Administrative Member may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 7.6.  A Member’s obligation to make payments to the Company under this Section 7.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.6, the Company shall be treated as continuing in existence.

(b)           Each Member shall provide Administrative Member and the Company with any information available to such Member, representations, certificates or forms relating to such Member (or its direct or indirect owners or account holders) that are requested from time to time by Administrative Member and that Administrative Member determines in good faith are necessary in order for the Company or any Company subsidiary to (i) satisfy any requirement imposed under Code Sections 1471 through 1474 in order to avoid any withholding required under Code Sections 1471 through 1474 (including any withholding upon any payments to such Member under this Agreement) or (ii) comply with any reporting or withholding requirements under Code Sections 1471 through 1474. In addition, each Member shall take such actions as Administrative Member may reasonably request in connection with the foregoing.

7.7          Special Allocation.  Notwithstanding anything to the contrary in Article 7, prior to the application of Section 7.1 for any Taxable Year (or other applicable period) in which a state or local transfer tax payment identified on Schedule I to this Agreement is paid or accrued, and to the extent attributable to cash contributions made by CPPT, such payment shall not be taken into account in computing Net Profit or Net Loss and the Company shall specially allocate any item of loss or deduction that is attributable to such payment 100% to CPPT.

7.8          Loan Proceeds Distribution.  Notwithstanding anything contained in Section 7.4 to the contrary, upon the consummation of the $10,400,000 loan from Wells Fargo Bank, National Association to the Company, the loan proceeds (net of closing costs) will be distributed to the Members pro rata, in proportion to their Distribution Percentages.

ARTICLE 8
BOOKS AND RECORDS

8.1          Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.3 or pursuant to applicable laws.  All matters concerning:  (a) the determination of the relative amount of allocations and distributions among the Members pursuant to this Agreement, and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined jointly by the Members.

8.2          Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year or such other annual accounting period as may be established jointly by the Members (the “Fiscal Year”).

8.3          Reports.

(a)           The Company shall deliver or cause to be delivered to each Member, within 30 days after the end of each Fiscal Year, an annual report containing the following:

(i)            consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, all prepared in accordance with generally accepted accounting principles, consistently applied, and audited by an independent certified accountant or firm; and

(ii)           a statement of changes in the Member’s equity and the Member’s Capital Account balance for such Fiscal Year.

(b)           The Company shall use reasonable efforts to deliver or cause to be delivered, within 60 days after the end of each Fiscal Year, to each Person who was a holder of a

Membership Interest at any time during such Fiscal Year all information necessary for the preparation of such Person’s U.S. federal and state income tax returns.

8.4          Accounts.  Administrative Member shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms selected jointly by the Members.

8.5          Other Information.  In addition to the other rights specifically set forth in this Agreement, each Member shall be entitled to all information to which that Member is entitled to have access pursuant to Section 18-305(a) of the Delaware Act under the circumstances and subject to the conditions therein stated.

8.6          Company Funds.  The Company may not commingle the Company’s funds (including the funds of any Subsidiary) with the funds of any Member or the funds of any Affiliate of any Member.

8.7          Annual Budgets.

(a)           The initial Annual Budget covering the period beginning on the Effective Date and ending on December 31, 2012, will be submitted by the Administrative Member to the other Member as soon as practicable after the Effective Date, with the expectation that the proposed Budget will be reviewed, revised and approved by the Members within 30 days of the Effective Date.

(b)           No later than 60 days prior to the commencement of each Fiscal Year commencing with the Fiscal Year beginning on January 1, 2013, the Administrative Member shall submit a proposed Annual Budget for the Company for such applicable Fiscal Year.

(c)           The Members shall review and, if acceptable, approve the proposed Annual Budget.  An Annual Budget for a particular Fiscal Year shall not become effective, however, until such Annual Budget has been approved by the Members.

(d)           If the Members fail to approve an Annual Budget for any Fiscal Year (or portion thereof) prior to the commencement thereof, then pending a final resolution of the dispute with respect to the Annual Budget, the Administrative Member shall continue to manage, maintain, supervise, direct, and operate the Company, but all expenditures must be approved by the Members except for:  (1) those expenditures that are required to be paid in order to keep the Company operating (i.e., utility costs, insurance costs, taxes, salaries and wages, third-party leasing fees, if applicable, and similar costs and expenses); and (2) debt service payments under any Project Loan.

(e)           After an Annual Budget has been approved, the Administrative Member has the right from time to time during the applicable Fiscal Year to submit proposed revisions to the Annual Budget to the Members for their approval.  Such proposed revisions to the Annual Budget shall not be effective until approved by the Members.  Once approved, such revisions shall be incorporated in and become a part of the Annual Budget for the remaining portion of the applicable Fiscal Year.

ARTICLE 9
TAX MATTERS

9.1          Tax Matters.

(a)           Lion is hereby designated as the “Tax Matters Member” of the Company for purposes of Section 6231(a)(7) of the Code, and shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and shall have the right to expend Company funds for professional services reasonably incurred in connection therewith.  Each Member shall cooperate with the Company and do, or refrain from doing, any or all things reasonably requested by the Company with respect to the conduct of such proceedings.  The Tax Matters Member shall keep all Members fully informed of the progress of any examinations, audits or other proceedings, and all Members shall have the right to participate at their expense in any such examinations, audits or other proceedings.  Notwithstanding the foregoing, neither the Tax Matters Member nor any other person shall settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Members.

(b)           Within ten (10) days of the receipt of any notice from the Internal Revenue Service or any other taxing authority in any administrative proceeding against the Company relating to the determination of any Company item of income, gain, loss, deduction or credit, a copy of such notice shall be given to each Member.

9.2          Tax Returns.  The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company, and shall make any elections Administrative Member may deem appropriate and in the best interests of the Members.  Each Member shall furnish to the Company all pertinent information in such Member’s possession relating to Company operations that is necessary to enable the Company’s income tax returns to be timely prepared and filed.

9.3          Tax Elections.  The Taxable Year shall be the Fiscal Year unless the Members shall determine otherwise in compliance with applicable laws. Administrative Member shall, at the request of a Member, determine whether to make or revoke any available election pursuant to the Code, including, without limitation, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company interest within the meaning of Section 743 of the Code.  Each Member shall, upon request of Administrative Member, supply the information necessary to give effect to any such election.

9.4          Taxation as Partnership.  The Company shall be treated as a partnership for U.S. federal income tax purposes.

9.5          REIT Compliance.  The Company shall at all times conduct its business activities and operations (and shall cause any entity in which the Company owns a direct or indirect interest to conduct its business activities and operations) so that if the Company were otherwise treated as a REIT for federal income tax purposes, the Company would satisfy the

“95% of gross income test” set forth in Section 856(c)(2) of the Code, the “75% of gross income test” set forth in Section 856(c)(3) of the Code and the “asset tests” set forth in Section 856(c)(4) of the Code.  The Company shall refrain from taking any action (and shall not permit any entity in which the Company owns a direct or indirect interest to take any action) which (i) could adversely affect the status of any direct or indirect owner of CPPT or Lion as a REIT, or (ii) could result in the imposition of any tax under Code Section 857 or Code Section 4981 on any direct or indirect owner of CPPT or Lion.  In addition, the Company shall not sell, assign or otherwise transfer of any asset (and shall not permit any entity in which the Company owns a direct or indirect interest to sell, assign or transfer any asset) unless the Company shall have received advice from counsel to the Company that such sale, assignment or transfer would not constitute a “prohibited transaction” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

ARTICLE 10
LIMITATION ON LIABILITY; INDEMNIFICATION
AND CONFLICT OF INTERESTS

10.1        Limitation on Liability.

(a)           Except as otherwise provided herein, no Covered Person shall be liable to the Company or to any Member for any act or omission performed or omitted by such Covered Person pursuant to authority granted to such Covered Person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Covered Person’s gross negligence, willful misconduct or knowing violation of law or this Agreement.  No Member shall be liable to the Company or any Member for any action taken by any other Member.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to modify such other duties and liabilities of such Covered Person.  No Covered Person shall be personally liable to the Company or any Member for any error of judgment made in good faith by a responsible officer or officers of the Covered Person, except to the extent that such Covered Person engaged in conduct constituting gross negligence or willful misconduct.  Except as otherwise provided in this Section 10.1(a), no Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by the Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement, except to the extent that such Covered Person’s conduct constituted gross negligence, willful misconduct or knowing violation of law or this Agreement.

(b)           Whenever this Agreement or any other agreement contemplated herein provides that a Person shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member, such Person shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable U.S. generally accepted accounting practices or principles.  Whenever in this Agreement or any other agreement contemplated herein a Person or Persons are permitted or required to take any action or to make a decision in its or their “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Person or Persons shall be entitled to consider such interests and factors as it or they desire, provided that, such Person or Persons shall act in good faith.

(c)           Whenever in this Agreement a Person is permitted or required to take any action or to make a decision in his “good faith” or under another express standard, such Person shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as such Person acts in good faith, the resolution, action or terms so made, taken or provided by such Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Person or any of its Affiliates.

10.2        Indemnification of Covered Persons.

(a)           The Company shall indemnify and hold harmless a Covered Person to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Covered Person (or one or more of such Person’s Affiliates) in connection with, relating to, or arising out of the business and operations of the Company; provided that no Covered Person shall be indemnified for any expenses, liabilities and losses suffered or incurred that are attributable to such Person’s gross negligence, willful misconduct or knowing violation of law or this Agreement.  Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company.

(b)           Notwithstanding anything contained herein to the contrary (including in this Section 10.2), any indemnity by the Company relating to the matters covered in this Section 10.2 shall be provided out of and to the extent of Company assets only and, no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or (except as required pursuant to Section 4.7(c)) shall be required to make additional Capital Contributions or loans to help satisfy such indemnity of the Company.

10.3        Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article 10 shall not be exclusive of any other right which a Director or other Person indemnified pursuant to Section 10.2 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, vote of Members or otherwise.

10.4        Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is an indemnified Person under this Article 10 against any expense, liability or loss whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 10.

10.5        Savings Clause.  If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Director or any other Person indemnified pursuant to this Article 10 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

10.6        Conflicts of Interest and Transactions with Affiliates.

(a)           Subject to the other express provisions of this Agreement or in any other agreement among any Member or any Affiliate of any Member and the Company, any Member and any Affiliate of any Member may conduct any business or activity whatsoever without any accountability to the Company or any Member even if such business or activity directly or indirectly competes with the business of the Company.  This Agreement shall not give the Company or any Member of any Affiliate of any Member any interest in, or right to, any such business or activity or any proceeds, income or profit thereof or therefrom.  No Member or any Affiliate of any Member shall be obligated hereunder to offer any business opportunity to the Company or any other Member or any Affiliate of any Member.

(b)           The Administrative Member may not, on behalf of the Company and/or any Subsidiary, enter into any transaction, agreement or contract with any Person that is a Member, an Affiliate of any Member, and/or an Affiliate of the Company and/or any Subsidiary, unless such transaction, agreement or contract is approved by the Members pursuant to Section 6.1(c).  Under all circumstances, the terms to the Company and/or any Subsidiary of any such transaction, agreement or contract involving the Company and/or any Subsidiary with any Member, any Affiliate of any Member, and any Affiliate of the Company and/or any Subsidiary, including the amount of fees to be paid by the Company and/or any Subsidiary to such Person, shall be competitive with the terms of similar transactions, agreements or contracts obtained by persons in the same business as the Company and/or any Subsidiary in arms-length agreements with unrelated parties.

(c)           Notwithstanding anything set forth in this Agreement to the contrary, if the Company shall enter into an agreement with a Member or an Affiliate of such Member, and such Member or its Affiliate shall breach such agreement, then the non-Affiliate Member shall have the sole authority to take all actions and make all decisions on behalf of the Company concerning the enforcement of the Company’s rights under such agreement with respect to such breach; provided that such Member shall not have the right to terminate any such agreement unless a default, beyond the expiration of any applicable notice and/or cure periods, shall have occurred under such agreement or any other condition for the termination of such agreement shall have occurred.  A Member terminating such agreement in accordance with the foregoing provisions may, on behalf of the Company, enter into an agreement on market terms with another party to provide substantially the same services.

(d)           CPPT shall be entitled to exercise on behalf of the Company and at the expense of the Company the Company’s rights under and to enforce on behalf of the Company, all agreements between the Company and an Affiliate of the Administrative Member, all without the consent or approval of any other party hereto.

ARTICLE 11
RESTRICTIONS ON TRANSFER; EXIT MECHANISM

11.1        Withdrawal or Transfer.  A Member shall not voluntarily withdraw as a Member of the Company (or voluntarily take any action or fail to take any action which results in such withdrawal), or assign, transfer, pledge, encumber or otherwise dispose of all or any part of its interest in the Company, unless (a) such assignment or transfer, with respect to Lion, is to LIT or an Affiliate of LIT, and with respect to CPPT, is to CPPT Parent or an Affiliate of CPPT Parent (any such assignee or transferee, a “Permitted Transferee”) or (b) the other Member consents to such action, which consent may be granted or withheld in such Member’s sole discretion.  For purposes of this Section 11.1, any transfer, pledge or disposition of the membership interests in CPPT or issuance of new membership interests in CPPT that would result in CPPT Parent or an Affiliate ceasing to be the managing member of CPPT shall constitute a transfer of the interest of CPPT in the Company subject to the requirements of this Section.  Similarly, any transfer, pledge or other disposition of the partnership interests in Lion or issuance of new partnership interests that would result in LIT or an Affiliate ceasing to be the general partner of Lion shall constitute a transfer of the interest of Lion in the Company subject to the requirements of this Section.

11.2        Substitute Member.  No transferee of a Member’s interest in the Company shall have any right to become a substitute Member unless:

(a)           the transferor expressly grants to the transferee such right;

(b)           the transferor or the transferee pays or reimburses the Company for its expenses in connection therewith;

(c)           with respect to a transfer to a person other than a Permitted Transferee, the continuing Member consents in writing to such substitution, which consent may be granted or withheld in such Member’s sole discretion; and

(d)           the transferee executes a counterpart of this Agreement (as then in effect) and such other documents as may be reasonably required to confirm the transferee’s undertaking to be bound by this Agreement.

11.3        Rights of Assignees.  Except as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the assignment by a Member of its interest in the Company unless made in accordance with the requirements of this Article.  Any person who is an assignee of all or any portion of a Member’s interest in the Company, but does not become a Member and desires to make a further assignment of such interest, shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as if such person were the Member executing this Agreement.

11.4        Forced Sale.  Notwithstanding the other provisions of this Agreement, from and after the Lock-Out Date, any Member may (in its sole and absolute discretion) cause the Company to sell the Project after first providing a right of first offer to the other Member in accordance with the following provisions:

(a)           If a Member desires to sell the Project (the “Triggering Member”), such Member shall provide written notice (the “Forced Sale Notice”) to the other Member (the “Non-Triggering Member”) stating such desire and setting forth the total purchase price under which the Triggering Member would sell the Project, which shall be the current value of the Project established by the most recent appraisal of the Project prepared by Altus Group (or any successor to Altus Group) (the “Altus Appraisal”) (the “Sales Price”).

(b)           The Non-Triggering Member within sixty (60) days after receipt of the Forced Sale Notice must give written notice to the Triggering Member of the Non-Triggering Member’s election to either (i) purchase the Membership Interest of the Triggering Member in the Company for the amount the Triggering Member would have received had the Project been sold for the Sales Price after the liabilities of the Company are satisfied and the assets of the Company distributed in cash as provided in Section 12.4; or (ii) permit the Triggering Member to force a sale of the Project.  Failure of the Non-Triggering Member to respond within such 60-day period shall be an election to permit the Triggering Member to force a sale of the Project as provided in subclause (ii) above.

(c)           If the Non-Triggering Member elects to purchase the Membership Interest of the Triggering Member and is satisfied with the Sales Price, such purchase and sale shall close within forty-five (45) days after the Non-Triggering Member has notified the Triggering Member of its election pursuant to subsection (b) above.  If the Non-Triggering Member elects to purchase the Membership Interest but is not satisfied with the Sales Price, then the Non-Triggering Member may request an update of the Altus Appraisal in connection with its election, and the purchase and sale shall close within forty-five (45) days after the adjusted Sales Price has been established by the updated appraisal.  Upon completion of the sale, the Triggering Member shall have no further right, title or interest in the Company to the Project or any other right, entitlement or interest of either.  The Triggering Member shall do those acts and provide and execute and acknowledge (as needed) all such documents and instruments as necessary to the completion and effectuation of such transaction, including, but not limited to, execution of a quitclaim deed (if required or advised by counsel for the Company of if required by a title insurance company to provide clear title free and clear of any claim or interest of such Triggering Member in or to the Project or to permit the Company to sell the Project).  The Triggering Member shall be indemnified from all Company liabilities, and the Company and the Non-Triggering Member shall use all reasonable efforts to obtain releases for the benefit of the Triggering Member from any personal liability or continuing obligations with respect to Company indebtedness or other Company obligations associated with the Project for which the Triggering Member or any Affiliate of the Triggering Member may have personal liability.

(d)           If the Non-Triggering Member does not elect to purchase the Membership Interest of the Triggering Member as provided above, the Triggering Member shall have the right to cause the Company to sell the Project to an unaffiliated third party in an arm’s length transaction at a price comparable to the Sales Price.  In order to effect any such sale of the Project, the Triggering Member may unilaterally cause the Company to take any action reasonably necessary in connection with such sale, including without limitation engaging one or more real estate brokers or marketing agents at reasonable and customary commercial rates, obtaining title commitments and other material to facilitate the marketing and sale of the Project.  If the Project is not sold and the transfer is not consummated within nine (9) months of the Forced Sale Notice, a sale of the Project shall then again become subject to the provisions of this section.  In addition, the Non-Triggering Member’s right of first offer shall remain applicable to any proposed sale on modified terms from those set forth in the Forced Sales Notice if the purchase price under the proposed sale is less than ninety-five percent (95%) of the Sales Price (provided the Non-Triggering Member shall have only thirty (30) days to respond to a right of first offer if the Triggering Member decides to reduce the Sales Price by five percent (5%) or more from the most recently proposed Sales Price).

ARTICLE 12
DISSOLUTION, LIQUIDATION AND TERMINATION

12.1        No Dissolution.  Except as otherwise set forth in this Section 12.1, the Company intends to have perpetual existence.  The bankruptcy or dissolution of a Member, or the admission of additional members or substitute members shall not cause a dissolution of the Company, and the Company shall continue in existence notwithstanding such an event, subject to the terms and conditions of this Agreement.

12.2        Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)           the written consent of the Members;

(b)           the entry of a decree of judicial dissolution of the Company under the Delaware Act; or

(c)           the sale of the Company (whether by merger, consolidation or sale of substantially all of the assets of the Company) other than to an Affiliate of the Company.

12.3        Notice of Dissolution.  Upon the dissolution of the Company, the Administrative Member shall promptly notify the Members of such dissolution.

12.4        Liquidation.  Upon dissolution of the Company, Administrative Member shall act as liquidator or may appoint one or more Members or other Persons as liquidator (the “Liquidating Trustee”).  The Liquidating Trustee shall proceed diligently to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article 7 hereof, as before liquidation.  The proceeds of liquidation shall be distributed in the following order and priority:

(a)           to creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof, including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amounts and such term as the Liquidating Trustee may reasonably determine); and

(b)           to the Members in accordance with Section 7.4.

12.5        Termination.  The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Section 12.4(b) and the Certificate shall have been canceled in the manner required by the Delaware Act.

12.6        Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

12.7        Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement, upon dissolution of the Company such deficit shall not be an asset of the Company to bring the balance of such Member’s Capital Account to zero.

ARTICLE 13
MISCELLANEOUS

13.1        Notices.  All notices, approvals, consents, and other communications hereunder shall be in writing and be deemed given when delivered (a) if given by reputable next business day courier service providing receipt of delivery, one Business Day after delivery of such notice to the courier service or (b) if given by certified mail, return receipt requested, postage prepaid, three Business Days after delivery of such notice to the Postal Service, or (c) if given in any other manner, upon receipt.  Notices shall be addressed to the parties hereto at their addresses set forth below or to the Company care of both Members.  Except for notices alleging a breach or default by a Member or demanding performance, notices may be given by electronic means of delivery, including facsimile and email (provided that email requires the sender to obtain a read receipt).  Any Member shall have the right to designate a new address for receipt of notice by notice to that effect addressed to the Members and/or the Company and delivered as aforesaid.  Such notice shall be made a permanent part of the Company records.  Until otherwise advised by a Member as set forth above, notices to such Member shall be addressed as follows:

If to CPPT:

c/o Clarion Partners

230 Park Avenue

New York, NY 10169

Attention:  Michael O’Connor

Facsimile No.:  212-

E-mail: michaeloconnor@clarionpartners.com

and

If to Lion:

c/o Clarion Partners

2650 Cedar Springs Road, Suite 850

Dallas, Texas 75201

Attn:       Mr. David Confer

Fax:        214-647-4901

Email:    david.confer@clarionpartners.com

and

c/o Clarion Partners

2650 Cedar Springs Road, Suite 850

Dallas, Texas 75201

Attn:       John Killian

Fax:        214-647-4901

Email:    john.killian@clarionpartners.com

In addition, copies of any notice alleging a breach or default by a Member or demanding performance shall be simultaneously given as follows:

For notices to CPPT:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attn:  Jeffrey A. Usow

Fax:  312-706-8725

E-mail:  jusow@mayerbrown.com

For notices to Lion:

c/o Clarion Partners

2650 Cedar Springs Road, Suite 850

Dallas, Texas 75201

Attn:    Mr. James C. Hendricks

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3800

Dallas, Texas 75201

Attn:     Joel L. Ross, Esquire

13.2        Offset.  Whenever the Company is to pay any sum to a Member, any amounts that such Member owes to the Company may be deducted from that sum before payment.

13.3        Amendment or Modification.

(a)           Except as may otherwise expressly be provided in this Agreement, in all other cases this Agreement may be amended or modified only by a writing signed by both Members.

13.4        Entire Agreement.  This Agreement and those agreements and documents expressly referred to herein constitute the entire agreement among the parties hereto and supersede all prior understandings, contracts or agreements by or among the parties, written or oral, relating to the subject matter hereof.

13.5        Post-Acquisition Costs.  Any transfer taxes that may be imposed on the Project and are not identified on Schedule I will be paid by the Company.

13.6        Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligation of that Person hereunder or with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default.

13.7        Equitable Relief; Remedies Cumulative.  The parties hereto agree and acknowledge that the rights afforded herein are unique and that any violation of this Agreement cannot be compensated for in damages alone.  Therefore, in addition to all other remedies which may be available under applicable law, any party hereto shall have the right to equitable relief, including, without limitation, the right to enforce specifically the terms of this Agreement by obtaining injunctive relief against any violation or non-performance hereof.  The remedies provided herein are cumulative and are not exclusive of any remedy that may be available to the parties hereto at law, in equity or otherwise.

13.8        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties hereto, and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

13.9        Governing Law; Severability.  This agreement is governed by and shall be construed in accordance with the laws of the State of Delaware excluding any conflict-of-laws, rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Delaware Act, the applicable provision of the Certificate or the Delaware Act shall control.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

13.10      Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.11      Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Delaware Act) of the Company or for partition of the property of the Company.

13.12      Opt-out of Article 8 of the Uniform Commercial Code.  The Members hereby agree that the Membership Interests shall not be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

13.13      No Third Party Beneficiaries.  The provisions hereof are solely for the benefit of the Company and its Members and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other person.

13.14      Delivery by Electronic Means.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

13.15      Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.16      Representation.  The Company has not been represented by counsel in connection with the formation of the Company and the drafting and negotiation of this Agreement.  Lion (and not the Company) has been represented by Vinson & Elkins L.L.P., and the CPPT (and not the Company) has been represented by Mayer Brown LLP.  The attorneys, accountants and other experts who perform services for any Member may also perform services for the Company.  To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member of the Company hereby expressly waives any such conflict of interest.  Each Member agrees that in the event of any future dispute or litigation between or among the Members or between any of the Members and the Company, such attorneys may continue to represent its Members, notwithstanding any dispute and any prior representation of the Company.

13.17      Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above stated.

LIT INDUSTRIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LIT Holdings GP, LLC, a Delaware limited liability company, its general partner

	By:	Lion Industrial Properties, L.P., a Delaware limited partnership, its sole member

		By:	LIT GP Sub, LLC, a Delaware limited liability company, its general partner

		By:	Lion Industrial Trust, a Maryland real estate investment trust, its manager

		By:	/s/ Andy Sitzer
		Name:	Andy Sitzer
		Title:	Senior Vice President

CPPT LEHIGH LLC, a Delaware limited liability company

By:	CPT Real Estate LP, a Delaware limited partnership, its sole Member

	By:	Clarion Partners Property Trust, Inc., a Maryland corporation, its general partner

		By:	/s/ L. Michael O’Connor
		Name:	L. Michael O’Connor
		Title:	Senior Vice President and Secretary